EXHIBIT 10.1

On August 18, 2008, with retroactive effect to June 1, 2008, the Compensation Committee, pursuant to Section 4.12(c) of the TJ Chemical Holdings LLC 2004 Option Plan (the “Plan”), amended Section 4 of the Plan to provide that the aggregate number of Options (as defined in the Plan) plus profits units which may be granted pursuant to the terms of the Plan be increased to 23,740,802.